UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2008

FLEXTRONICS INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore (State or other jurisdiction of incorporation)	0-23354 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (65) 6890-7188
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On June 23, 2008, Flextronics International USA, Inc. (“FIUI”), a U.S. subsidiary of the Company, entered into a separation agreement with Thomas J. Smach, in connection with Mr. Smach’s previously-reported resignation as Chief Financial Officer, effective June 30, 2008. Under the terms of the separation agreement, Mr. Smach will receive (i) his quarterly bonus for the first fiscal quarter of fiscal 2009, without reduction of the 50% annual holdback, but will not be eligible for any additional annual or long-term cash incentive bonuses; and (ii) a severance payment of $700,000, which amount will be grossed up for income taxes. In addition, the vesting of approximately $1 million of Mr. Smach’s deferred compensation account will accelerate and vest on June 30, 2008, and the remaining unvested balance of $1 million of the deferral account (together with earnings) will vest on December 31, 2009, subject to Mr. Smach’s compliance with certain non-solicitation and non-competition covenants. The separation agreement also provides for accelerated vesting of an aggregate of 216,666 shares (and the cancellation of 75,000 shares) subject to share bonus awards granted in 2006 and 2007, and extends the exercisability of an aggregate of 670,000 options until December 31, 2008. Mr. Smach also will receive continued health coverage in accordance with the terms of his senior executive severance agreement with The Dii Group, which was acquired by the Company in 2000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.
Date: June 25, 2008	By:	/s/ Carrie L. Schiff
		Name:	Carrie L. Schiff
		Title:	Senior Vice President and General Counsel